Exhibit 99.1
Sally Beauty Holdings, Inc. Announces Appointment of New Senior Vice President, Chief
Financial Officer and Treasurer
DENTON, Texas, January 15, 2007 — The Board of Directors of Sally Beauty Holdings, Inc. (NYSE:SBH) has elected David L. Rea as Senior Vice President, Chief Financial Officer and Treasurer, reporting to Gary Winterhalter, President and Chief Executive Officer. Mr. Rea will oversee accounting, treasury, finance, tax, investor relations, risk management and loss prevention. As previously announced, Gary Robinson is retiring as Senior Vice President, CFO and Treasurer of the Company.
Mr. Rea brings over 20 years of finance and operating experience to the Company, including work with three public companies. Mr. Rea most recently held positions with La Quinta Corporation, including President and Chief Operating Officer from 2005 through early 2006. For nearly five years prior to that, he was the Executive Vice President and CFO of La Quinta managing the accounting, internal audit, tax, risk management, investor relations and treasury departments. In addition, Mr. Rea was previously CFO for Singlesourceit.com and for Red Roof Inns, Inc. Mr. Rea also held a key finance position at Debartolo Realty Corporation and spent nearly nine years as an investment professional with T. Rowe Price Associates, Inc. Mr. Rea is a graduate of Colgate University and earned his MBA from Dartmouth College. He is also a Chartered Financial Analyst.
Gary Winterhalter, President and Chief Executive Officer comments, “David brings to Sally Beauty Holdings significant financial and operational leadership based on his extensive experience in multi-unit businesses and public companies. He will be a great addition to our management team.”
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Sally Beauty Holdings, Inc. is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the company sells and distributes through over 3,100 stores, including approximately 170 franchised units, throughout the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland, and Germany. Sally Beauty Supply stores offer more than 5,000 products for hair, skin and nails through professional lines such as Clairol, L’Oréal, Wella, Conair and Revlon, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, along with its outside sales consultants, sell up to 9,500 professionally branded products including Paul Mitchell, Wella, Sebastian, Graham Webb, Rusk, TIGI, Matrix and Redken targeted exclusively for professional and salon use and resale to their customers. Information about the Company is available on www.sallybeautyholdings.com.
CONTACTS:
Sally Beauty Holdings

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